AMENDMENT

This Amendment (“Amendment”) to the Investment Agreement, dated November 16, 2009 (the "Investment Agreement"), between Dutchess Opportunity Fund, II, LP f/k/a Dutchess Equity Fund, LP ("Dutchess") and GTX Corp, (the "Company") is made this 11th day of March, 2010.

WHEREAS, the parties desire to amend certain provisions of the Investment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

1.	Amendments to the Investment Agreement.

a.
Section 1 of the Investment Agreement is hereby amended to delete in its entirety the definition of “Purchase Price” and to replace the deleted definition with the following amended definition of Purchase Price:

"Purchase Price" shall mean ninety-four percent (94%) of the lowest daily VWAP during the Pricing Period.

b.	Section 2(B) of the Investment Agreement is hereby amended to delete in its entirety Section 2 (B) and to replace the deleted section with the following:

(B) DELIVERY OF PUT NOTICES.  Subject to the terms and conditions of the Equity Line Transaction Documents, and from time to time during the Open Period, the Company may, in its sole discretion, deliver a Put Notice to the Investor which states the dollar amount (designated in U.S. Dollars) (the "Put Amount"), which the Company intends to sell to the Investor on a Closing Date (the "Put"). The Put Notice shall be in the form attached hereto as Exhibit C and incorporated herein by reference. The amount that the Company shall be entitled to Put to the Investor (the "Put Amount") shall be equal to, at the Company’s election, either 1) two hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the three (3) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing prices immediately preceding the Put Date; or 2) up to five hundred thousand dollars ($500,000). During the Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed.

c.	The Investment Agreement is hereby amended to insert the following additional section as Section 2 (K):

(K)  In the event the Investor receives more than ten percent (10%) net profit from its disposition of Shares sold from any Put submitted by the Company, any such net profits over ten percent (10%) of the Shares disposed of from any Put will be promptly remitted to the Company.

Any such reference made in the Investment Agreement to Purchase Price or Put Amount shall refer to the amended sections, as described herein.

2.
No Other Changes.  No other terms, rights or provisions of the Investment Agreement are or should be considered to have been modified by the terms of this Amendment and each party retains all other rights, obligations, privileges and duties contained in Investment Agreement that correspond respectively to the Investment Agreement, including but not limited to the Registration Rights Agreement between the Company and Dutchess.

Agreed and Accepted, and duly authorized to sign, on this 11th day of March, 2010

By Dutchess:	/s/ Douglas H. Leighton
Douglas H. Leighton, Managing Director

By Company:	/s/ Murray Williams
Murray Williams, Chief Financial Officer & Treasurer